PROSPECTUS and	PRICING SUPPLEMENT NO. 23
PROSPECTUS SUPPLEMENT, each	Dated September 6, 2016
Dated April 17, 2014, as supplemented	Registration Statement No. 333-195332
by Supplement No. 1 dated September 10, 2014	Filed Pursuant to Rule 424(b)(2)

U.S. $13,500,000,000

JOHN DEERE CAPITAL CORPORATION

MEDIUM-TERM NOTES, SERIES F

Due 9 Months or More from Date of Issue

$500,000,000 1.250% Fixed Rate Senior Notes Due October 9, 2019

The Medium-Term Notes offered hereby will be Fixed Rate Notes and senior securities as more fully described in the accompanying Prospectus, Prospectus Supplement and Supplement No. 1 and will be denominated in U.S. Dollars.

CUSIP / ISIN:	24422ETJ8 / US24422ETJ81

Date of Issue:	September 9, 2016

Maturity Date:	October 9, 2019

Principal Amount:	$500,000,000

Price to Public:	99.798% plus accrued interest from September 9, 2016

Interest Payment Dates:	Semi-annually on April 9 and October 9, commencing on April 9, 2017 (long first coupon) and ending on the maturity date

Regular Record Dates:	The fifteenth day (whether or not a Business Day) next preceding the applicable Interest Payment Date

Interest Rate:	1.250% per annum

Redemption Provisions:	None

Plan of Distribution:	Name	Principal Amount Of Notes
Barclays Capital Inc.	$150,000,000
Deutsche Bank Securities Inc.	150,000,000
J.P. Morgan Securities LLC	150,000,000
BNP Paribas Securities Corp.	16,667,000
Loop Capital Markets LLC	16,667,000
Standard Chartered Bank	16,666,000
Total	$500,000,000

The above Agents have severally agreed to purchase the respective principal amount of Notes, opposite their names as principal, at a price of 99.648% plus accrued interest from September 9, 2016 if settlement occurs after that date. Standard Chartered Bank will not effect any offers or sales of any notes in the United States unless it is through one or more U.S. registered broker-dealers as permitted by the regulations of the Financial Industry Regulatory Authority, Inc.